Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 14, 2020 with respect to the consolidated financial statements of Altis at Bonterra – Hialeah, LLC and Subsidiary for the year ended December 31, 2019, 2018 and 2017, included as Exhibit 99.1 in the Annual Report of BBX Capital Corporation on Form 10-K for the year ended December 31, 2019  We consent to the incorporation by reference of said report in the Registration Statements of BBX Capital Corporation on Forms S-3 (File No. 333-216751 and File No. 333-219178) and on Forms S-8 (File No. 333-197195, File No. 333-206371, File No. 333-218265, File No. 333-225211 and File No. 333-231857).

Berkowitz Pollack Brant Advisors and CPAs

Fort Lauderdale, Florida

March 6, 2020